AMENDMENT NO. 1 TO
SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

This amendment, dated December 18, 2013, by and among Neuberger Berman Management LLC (“Manager”), NB Alternative Investment Management LLC, (“Adviser” and together with the Manager, the “NB Parties”) and Turner Investments, L.P. (“Sub-Adviser”), is made to the Sub-Advisory Agreement dated May 15, 2012 (the “Agreement”). Terms defined in the Agreement used herein as therein defined.

WHEREAS, the parties desire to amend the Agreement for purposes of adding Neuberger Berman Long Short Multi-Manager Fund, a separate series of Neuberger Berman Alternative Funds.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the new Schedule B attached hereto.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

TURNER INVESTMENTS, L.P. By: Name: Title:	NEUBERGER BERMAN MANAGEMENT LLC By: Name: Title:
NB ALTERNATIVE INVESTMENT
MANAGEMENT LLC

By:
Name:
Title:

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund

Neuberger Berman Long Short Multi-Manager Fund

Date: December 18, 2013

SUB-ADVISORY AGREEMENT

NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUNDS	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS ALLOCATED TO THE SUBADVISER
Neuberger Berman Absolute Return Multi-Manager Fund Neuberger Berman Long Short Multi-Manager Fund

       Date: December 18, 2013